Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-31754 and 33-57306 of Crown Resources Corporation on Form S-8 of our report relating to the financial statements of Solitario Resources Corporation dated March 10, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to restatement discussed in Note 10), appearing in this Annual Report on Form 10-K of Crown Resources Corporation for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Denver, Colorado
April 12, 2004